Exhibit 3.6

CERTIFICATE OF FORMATION

of

NOBLE BOB DOUGLAS LLC

February 17, 2017

The undersigned authorized person hereby adopts the following Certificate of Formation for the purposes of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

ARTICLE I

The name of the limited liability company is Noble Bob Douglas LLC (the “Company”).

ARTICLE II

The address of the Company’s registered office and the name and address of its registered agent for service of process are as follows:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

ARTICLE III

The Company shall continue indefinitely, unless earlier dissolved pursuant to the provisions of the Company’s limited liability company agreement or applicable law.

[Signature Page Follows]

In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation to be effective as of the date first above written.

By:	/s/ Jessica Phillips
Jessica Phillips
Authorized Person

STATE OF DELAWARE CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Noble Bob Douglas LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article One is hereby amended to read as follows:

The name of the limited liability company is Noble BD LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 27th day of August 2018.

By:	/s/ Alan R. Hay
Authorized Person
Name:	Alan R. Hay